EXHIBIT 14.1

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Biophan Technologie, Inc. promotes ethical conduct in the practice of financial management. Senior financial officers hold an important and elevated role in corporate governance. They are uniquely capable and empowered to ensure that stockholders' interests are appropriately balanced, protected and preserved.

It is the policy of Biophan that the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar function will adhere to the following principles governing their professional and ethical conduct in fulfillment of their responsibilities:

1. Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2. Provide full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC as well as other public communications.

3. Comply with the laws of federal, state, and local governments applicable to Biophan, and the rules and regulations of regulatory agencies.

4. Promptly report violations of this code to the Audit Committee of the Board of Directors.

5. Be accountable for promoting adherence to this code.